COLUMBIA
LABORATORIES, INC

Exhibit 99.2

NEWS

Contact:
James A. Meer	Melody A. Carey
Senior Vice President, CFO & Treasurer	Rx Communications Group, LLC
(973) 486-8860	(917) 322-2571

FOR IMMEDIATE RELEASE

COLUMBIA LABORATORIES TO RAISE $40 MILLION THROUGH PRIVATE PLACEMENT OF CONVERTIBLE SUBORDINATED NOTES

Company will use Proceeds to Buy U.S. Marketing Rights to
CRINONE® Progesterone Gel

LIVINGSTON, NJ— December 22, 2006—Columbia Laboratories, Inc. (NASDAQ: CBRX) (the “Company”) today announced that it has entered into a definitive agreement with existing institutional investors for the private placement of $40 million aggregate principal amount of convertible subordinated notes (the “Notes”). Net proceeds to the Company are expected to be approximately $38.1 million after commissions and offering expenses.

The Notes bear interest at a rate of 8% per annum that is reduced to 5% per annum if and when the Company receives approval for a label indication for PROCHIEVE® 8% (progesterone gel) to prevent recurrent preterm birth. The Notes mature on December 31, 2011. The Notes are convertible into shares of common stock at a conversion price of $5.25, representing an approximately 15% premium to the average of the closing price for the 30 prior trading days. Investors also will receive warrants to purchase 2.3 million shares of common stock at an exercise price of $5.50 per share. The warrants become exercisable 180 days after the closing, and expire five years after the closing, unless earlier exercised or terminated.

This transaction is expected to close on or about December 22, 2006. Rodman & Renshaw, LLC served as placement agent for the transaction.

354 Eisenhower Parkway Plaza I, Second Floor Livingston, NJ 07039 TEL: (973) 994-3999 FAX: (973) 994-3001
“I want to thank these long-standing investors in Columbia for their ongoing confidence in and support of the Company and its growth strategy. We plan to use the proceeds of this offering to acquire the marketing rights to CRINONE® progesterone gel for the U.S. market only from Serono and to purchase Serono’s current inventory of that product, as well as pay other costs related to the transaction and for general corporate purposes,” stated Robert S. Mills, president and chief executive officer of Columbia. “This is an important step in Columbia’s plan to become a major player in women’s reproductive healthcare, and enables us to expand our infertility business into the Reproductive Endocrinology market. In addition to generating CRINONE prescriptions, we aim to build relationships with additional thought leaders who can help us expand our share of the OB/GYN infertility market.”

Columbia Laboratories to Raise $40 Million through Private Placement of Convertible Subordinated Notes
December 22, 2006
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This press release shall not constitute an offer to sell nor the solicitation of an offer to buy the notes, warrants, or any other securities, nor shall there be any sale of any securities of the Company in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The notes and the warrants to be sold in the private placement have not been registered under the Securities Act or any state securities laws and may not be offered or sold absent registration with the Securities and Exchange Commission or an applicable exemption from the registration requirements. The notes and the warrants were offered and will be sold to a limited number of accredited investors in reliance on exemptions from registration pursuant to Section 4(2) under the Securities Act and Rule 506 promulgated thereunder, based on the nature of the investors and certain representations to be made by them to the Company. The Company has agreed to file a resale registration statement on Form S-3 within 30 days after the closing of the transaction for purposes of registering the shares of common stock underlying the Notes and Warrants to be acquired by these investors. The Company will be required to pay certain cash penalties if the resale registration statement does not become effective within 120 days following the closing.

About Columbia Laboratories
Columbia Laboratories, Inc. is a U.S.-based international pharmaceutical company dedicated to the development and commercialization of reproductive healthcare and endocrinology products that use its novel bioadhesive drug delivery technology. Columbia markets PROCHIEVE® 8% (progesterone gel) for progesterone supplementation as part of an Assisted Reproductive Technology treatment for infertile women with progesterone deficiency and PROCHIEVE 4% (progesterone gel) for the treatment of secondary amenorrhea. The Company also markets STRIANT® (testosterone buccal system) for the treatment of hypogonadism in men. The Company recently completed enrollment in a 669-patient pivotal Phase III study to evaluate the possible utility of PROCHIEVE 8% (progesterone gel) for the prevention of recurrent preterm birth. The treatment phase of this randomized, double-blind, placebo-controlled trial concluded in December 2006, and the Company expects to announce efficacy and preliminary safety results in mid-February 2007. The Company’s additional research and development programs include a vaginally-administered lidocaine product to prevent and treat dysmenorrhea. For more information, please visit www.columbialabs.com.

Columbia Laboratories to Raise $40 Million through Private Placement of Convertible Subordinated Notes
December 22, 2006

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements about Columbia Laboratories, Inc.’s intention to raise funds from the sale of convertible subordinated debt securities and warrants, its expectations about the use of those funds, the Company’s clinical research programs, the timing and potential results of the Company’s PROCHIEVE® (progesterone gel) preterm clinical research program, potential filings with the FDA, strategic direction, prospects and future results, which statements are indicated by the words "will," "plan," "expect" and similar expressions. Such forward-looking statements are subject to certain risks and uncertainties; actual results may differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Factors that might cause future results to differ include, but are not limited to, the following: the timely and successful completion of clinical studies, including the PROCHIEVE® 8% study for the prevention of recurrent preterm birth and the clinical studies for our vaginally-administered lidocaine product candidate; success in obtaining acceptance and approval of new indications for current products by the FDA and international regulatory agencies, including acceptance and approval of an indication for the prevention of preterm birth for PROCHIEVE® 8% from the FDA; the successful marketing of PROCHIEVE® 8%, PROCHIEVE® 4% (progesterone gel), and STRIANT® (testosterone buccal tablet) in the U.S.; the timely and successful development of new products; the impact of competitive products and pricing; competitive economic and regulatory factors in the pharmaceutical and healthcare industry; general economic conditions; and other risks and uncertainties that may be detailed, from time-to-time, in Columbia’s reports filed with the Securities and Exchange Commission. Columbia Laboratories undertakes no obligation to publicly update any forward-looking statements.

PROCHIEVE®, CRINONE® and STRIANT® are registered trademarks of Columbia Laboratories, Inc.

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